[Marathon Logo]

5555 San Felipe Road
Houston, TX 77056-2725
Telephone: 713/629-6600

May 31, 2007

Mr. Dewey Gerdom
Petroleum Development Corporation
1775 Sherman St.
Suite 3000
Denver, CO 80203

Re:           PDC Obligation Wells
PDC Early Drilling for Marathon

Dear Mr. Gerdom:

Reference is made to the Purchase and Sale Agreement by and between Petroleum Development Corporation (hereinafter “PDC”) and Marathon Oil Company (hereinafter “MOC”) dated July 20, 2006, effective as of July 1, 2006 regarding certain Chevron Shale Oil Company and Puckett lease acreage located in Garfield County, Colorado (hereinafter “PSA” or “the PSA”).

PDC and MOC desire to amend certain parts of the PSA, and to provide for the drilling of certain “Early Wells” by PDC. In consideration of the mutual benefits to PDC and MOC, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PDC and MOC agree as follows.

I.           Amendment of the PSA.

1.           Paragraphs 9.5(b), 9.5(c), 9.5(d), 9.5(e), and 9.5(g) are deleted from the PSA in their entirety. Effective as of the Effective Date of the PSA, there shall be no rights or obligations on either PDC or MOC under any of these five (5) Paragraphs.

2.           Paragraph 9.5(f) of the PSA is amended, as of the Effective Date of the PSA, insofar and only insofar as to delete the following sentence from said Paragraph 9.5(f): “If a required Dakota test well is drilled, at PDC’s election, on the Leases, PDC shall utilize the surface location and wellbore of a PDC Obligation Well to satisfy the Dakota test obligation in the Chevron Consent Letter.”

3.           Paragraph 11.7 of the PSA is amended, as of the above date of this Letter Agreement, as stated in Paragraph VII. 3. below.

4.           Except as specifically amended above, the PSA shall remain in full force and effect as originally written, accepted, and agreed to by PDC and MOC.

II.           Assignment of Leasehold from MOC to PDC.

1.           As soon as reasonably practical after six (6) Early Wells (as defined below) are drilled, cased and successfully pressure tested, MOC will assign to PDC all of MOC’s right, title, and interest in and to approximately one hundred and sixty (160) acres of leasehold in the E/2 E/2 of Section 2, T7S, R97W, by an assignment substantially in the form of the assignment attached as Exhibit “A” hereto. The assignment will be without warranty of title, express or implied, except for a special warranty of title by, through, and under MOC, but not otherwise.

2.           The assignment shall deliver to PDC the same net revenue interest in the assigned leasehold as received by MOC under the Assignment of Interest in Oil and Gas Leases from Petroleum Development Corporation, Assignor, to Marathon Oil Company, Assignee, dated July 20, 2006, effective as of July 1, 2006, recorded in Book 1831 at Page 745 of the Garfield County, Colorado records, with the exception of the overriding royalty interest reserved by MOC and described below.

3.           MOC shall reserve and retain unto itself in said assignment an overriding royalty interest of 3.75%, on a lease by lease basis.

III.            Drilling, Casing, and Logging of “Early Wells” by PDC.

1.           Commencing on or before July 15, 2007 and concluding on or before September 30, 2007,
PDC will drill and case for MOC six (6) wells, referred to herein as “Early Wells” or “the Early Wells”.  PDC shall provide the contracted drilling rig and all other necessary equipment, materials, and services for these operations. Should PDC not complete these operations on or before September 30, 2007, then MOC’s obligation to pay 50% of the actual cost of one mobilization of one drilling rig from the Parachute Creek valley to the mesa locations, as set out in Paragraph III.11.a below, shall be reduced by one percent (1%) for each day, or part of a day, that PDC's operations continue past September 30, 2007.

2.           The six (6) Early Wells will be drilled in pairs from three (3) different surface locations, such surface locations and the bottom hole locations for each well being shown on Exhibit "B" hereto. Each of the six (6) Early Wells will retain a different 160 acre tract, resulting in a total of six (6) 160 acre tracts being retained.

3.           PDC will drill Well #1(2440’ FSL and 2240’ FWL of Sec. 1l-6S-97W as shown on Exhibit “B”) through the Williams Fork, Rollins, and Cozette, and TD approximately 100’ into the Mancos Shale. PDC will drill Wells #2 through #6 (as shown on Exhibit “B”) through the Williams Fork and 150’ into the Rollins Formation. All directional work is expected to be performed above the Williams Fork with all wells being vertical from the top of the Williams Fork to TD. The directional target at the top of the Williams Fork is a 100’ radius around the bottom hole locations shown on Exhibit “B”.

4.           PDC will operate the construction of the access roads, surface locations, and drilling pads of each of the Early Wells, and the drilling, casing, and logging of the Early Wells. PDC will obtain all permits and licenses necessary for the drilling of each Early Well. In addition, PDC shall also be responsible for obtaining surface access and use agreements (access, pad construction, etc.) from the appropriate surface owner. PDC will strictly comply with all applicable laws and ordinances and all applicable governmental rules, regulations and orders in connection with qualifying for and conducting the operations contemplated hereunder, including, but not limited to, all applicable pollution control laws, ordinances, rules, regulations and orders pertaining to ecology and the environment. PDC shall carry, or require its contractors and service providers to carry, such insurance, including Workmen’s Compensation Insurance and Employers Liability Insurance, as may be required by the laws of the State of Colorado.
5           PDC will provide water of sufficient quality and quantity during the drilling and completion phases of each of the six (6) Early Wells at a cost of no more than the actual cost charged to PDC. MOC shall reimburse PDC for the actual cost of transportation of the water, as soon as reasonably practical after MOC's receipt from PDC of invoices adequately documenting said transportation costs. The draw point for water to be used during the drilling and completion phases of the six (6) Early Wells shall be the draw point commonly referred to as Latham Ponds, located near the Colorado River.

6.           PDC shall be responsible for the disposal of water during the drilling phases of the six (6) Early Wells, and will work with MOC personnel to aid in securing third-party services available in the Parachute Creek and mesa areas for disposal of water during the completion phases of the six (6) Early Wells.

7.           PDC will utilize its best efforts to obtain open hole logs for each of the six (6) Early Wells. PDC’s “best efforts” will include, at a minimum, unless otherwise agreed, a wiper trip, an attempt of the wire line log, and an attempt to log through pipe. However, PDC shall not be obligated to spend more than forty-eight (48) hours of actual logging operations on each Early Well attempting to obtain open hole logs. For the three (3) vertical wells, the logging program will include a triple combo open hole logging suite with an image log and dipole sonic log. For the three (3) directional wells, the logging program will include only a triple combo open hole logging suite.

8.           PDC will drill each of the Early Wells in accordance with the specifications set out on Exhibit “C” hereto.

9.           MOC’s authorized representative(s) shall have full access to the drillsite, including the rig floor, at all times during PDC’s drilling, casing, and logging operations.

10.           PDC shall not be responsible for any cost or expense associated with examination of title to units for the Early Wells, including acquisition of title opinions and title curative. However, PDC shall not commence operations on any Early Well until it has received written approval of title for that well from MOC. All risk of loss of title to the drillsite units for the Early Wells will be borne by "MOC."

11.           MOC shall pay PDC the actual cost of drilling, casing, and logging (or attempting to log) each of the six (6) Early Wells, including (but not limited to) costs of construction of the access roads, surface locations, and drilling pads, subject to the following:

a.           Subject to the provisions of Paragraph III.1. above, MOC and PDC shall each pay fifty percent (50%) of the actual cost of one mobilization of one drilling rig from the Parachute Creek valley to the mesa locations. It is anticipated that the initial rig mobilization from the Parachute Creek valley to the PDC mesa location will occur around May 1, 2007, and that this mobilization will utilize the Logan Wash Road.  For purposes of this agreement, mobilization shall be defined as starting when the rig is released from the final Parachute Creek valley well, and ending when the rig is ready to pick up BHA for the first mesa well. “Rig release” and “rig ready to pick up BHA” will be used, consistently for defining rig moves under this agreement. PDC shall one hundred percent (100%) of the cost of moving the rig from the PDC mesa well to the first MOC Early Well. MOC shall pay one hundred percent (100%) of the actual cost of the two (2) mesa location rig moves between the drill pads of the six (6) Early Wells, and shall pay one hundred percent (100%) of the cost of skidding the rig once between the bore holes on each of the three (3) drill pads. Upon completion of the drilling phase of the final Early Well, MOC and PDC shall each pay fifty percent (50%) of the actual cost of one demobilization of the drilling rig from the mesa location back to the Parachute Creek valley. It is understood that the demobilization from the mesa to the Parachute Creek valley will occur before the end of 2007, and that the Garden Gulch road will be used for the demobilization. PDC will itemize the costs of the two mesa location rig moves, the costs of skidding the rig, and the costs of demobilization from the mesa to the Parachute Creek valley referred to above, in the AFEs referred to in Paragraph III. 11. b. below.

b.           Costs of the drilling phase (as “drilling phase” is defined at paragraph IV. 1. below) of each of the Early Wells shall be in accordance with the AFEs which PDC has previously provided to MOC, and which have been approved by MOC.

c.           MOC shall pay such costs to PDC within thirty (30) days after MOC’s receipt from PDC of invoices adequately documenting the same. PDC will submit all such invoices to MOC within sixty (60) days after rig release.

d.           PDC shall not allow any liens or other encumbrances to attach to the equipment or leasehold associated with the drilling, casing, and logging of any of the Early Wells. Costs associated with the removal of any such liens or encumbrances which PDC does allow to attach shall be borne solely by PDC.

12.           PDC desires to conduct and complete its operations on the six (6) Early Wells in as expeditious and timely a manner as possible. MOC shall not cause unnecessary or unreasonable delays in PDC’s operations on the Early Wells, and will cooperate with PDC to facilitate the completion of PDC’s drilling, casing, and logging obligations with reasonable and prudent diligence and dispatch. PDC shall perform its obligations under this Letter Agreement with all due care and consideration of a reasonably prudent operator. MOC’s right to PDC’s timely completion of the drilling, casing, and logging of all Early Wells shall not be prejudiced by any delays which are caused by events or circumstances which are not the result of MOC’s decisions or specifications, or which are not within the control of MOC, including force majeure1.

13.           If, prior to reaching the objective depth (as set out in paragraph III. 3. above) in any Early Well, formations, conditions, or mechanical wellbore problems are encountered which would render further drilling operations by a prudent operator impracticable or which cannot be penetrated by the use of customary drilling procedures or techniques, PDC shall plug and abandon the well. Within thirty (30) days after completion of plugging operations, PDC shall commence a substitute well at a location acceptable to MOC, which will be drilled by PDC in accordance with the terms and conditions of this agreement.

IV.           Completion of the Early Wells.

1.           MOC shall operate the completion phase of each Early Well, including connection of the wells to production vessels and pipelines. The drilling phase of a well shall end, and the completion phase of a well shall commence, when the drilling rig is released and removed from that well’s drilling pad. If requested by MOC, PDC will provide timely assistance and advice regarding logs and log interpretation, perforating, and frac design criteria, and other such completion operations as requested by MOC, at no cost to MOC. MOC acknowledges and agrees that its acceptance of and reliance upon any such assistance and advice provided by PDC will be at MOC’s sole risk, and MOC shall indemnify and hold PDC harmless from and against any loss or damage sustained by MOC resulting from MOC’s reliance thereon.

2.           PDC will provide surface facility equipment (e.g. seperators, tanks, etc.) to MOC at PDC’s cost, if requested by MOC, for each of the Early Wells.

3.           MOC may, at its option, utilize PDC’s contractors and service providers for the completion phase of the Early Wells, provided that such use does not substantially interfere with PDC’s ongoing development activity. MOC shall obtain its own contract with such contractors and service providers, or at MOC’s option, and to the extent permitted by the contracts and by law, MOC may adopt PDC’s contracts with PDC’s contractors and service providers, subject to agreement by PDC’s contractors and service providers to do so.

V.           PDC’s Assumption of Risks and Liabilities During the Drilling Phase.

1.  During the drilling phase of each Early Well (as “drilling phase” is defined at paragraph IV. 1. above), PDC shall assume the risk of, and shall defend, indemnify, and hold MOC, its parent, affiliate, and subsidiary corporations, as well as their officers, directors, shareholders, and employees, harmless from and against, any and all claims, suits, causes of action, demands, liabilities, judgments, fines, penalties, expenses (including court costs and reasonable attorney fees), damages and losses based upon, arising out of, or attributable to:

_________________________
1 Force majeure shall mean any act of God, strike, lockout, or other industrial disturbance, permits for reasons beyond the control of MOC, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, and any other cause, other than financial, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of MOC.

a.           personal injury to or loss of life by any employee, representative, contractor, or agent of MOC or PDC, or any third party, suffered or sustained as the result of any action, failure to act, or activity related to PDC’s operations during such drilling phase;

b.           loss of or damage to any property of MOC or PDC, and any employee, representative, contractor, or agent of MOC or PDC, or any third party, suffered or sustained as the result of any action, failure to act, or activity related to PDC’s operations during such drilling phase;

c.           damage to the environment, including, but not limited to, the air, the surface and subsurface soil and water, and native plants, grasses, and wildlife suffered or sustained by any third party as the result of any action, failure to act, or activity related to PDC’s operations during such drilling phase;

except to the extent that any of the above were caused by MOC’s gross negligence or willful misconduct.

VI.           MOC’s Assumption of Risks and Liabilities During the Completion Phase

1.           During the completion phase of each Early Well (as “completion phase” is defined at paragraph IV. 1. above) MOC shall assume the risk of, and shall defend, indemnify, and hold PDC, its parent, affiliate, and subsidiary corporations, as well as their officers, directors, shareholders, and employees, harmless from and against, any and all claims, suits, causes of action, demands, liabilities, judgments, fines, penalties, expenses (including court costs and reasonable attorney fees), damages and losses based upon, arising out of, or attributable to:

a.           personal injury to or loss of life by any employee, representative, contractor, or agent of MOC or PDC, or any third party, suffered or sustained as the result of any action, failure to act, or activity related to MOC’s operations during such completion phase;

b.           loss of or damage to any property of MOC or PDC, and of any employee, representative, contractor, or agent of MOC or PDC, or any third party, suffered or sustained as the result of any action, failure to act, or activity related to MOC’s operations during such completion phase;

c.           damage to the environment, including, but not limited to, the air, the surface and subsurface soil and water, and native plants, grasses, and wildlife suffered or sustained by any third party as the result of any action, failure to act, or activity related to MOC’s operations during such completion phase;

except to the extent that any of the above were caused by PDC’s gross negligence or willftul misconduct.

VII.	Miscellaneous.

1.           Dispute Resolution.  Any dispute between PDC and MOC arising out of this Letter Agreement shall be resolved in accordance with Paragraphs 10.1 and 10.2 of the PSA.

2.           Incorporation of Certain Provisions of the PSA. This Letter Agreement shall be subject to the terms of Paragraphs 11.4 (Descriptive Headings and Exhibits); 11.5 (Governing Law); 11.6 (Binding Effect; Assignment); 11.8 (Taxes); 11.9 (Invalid Provisions); 11.10 (No Partnership Created); 11.11 (Non-Waiver of Defaults); 11.12 (Counterpart Execution); 11.13 (Preparation of Agreement); 11.14 (Complete Agreement); and 11.16 (No Third-Party Beneficiaries) of the PSA. Said paragraphs are incorporated into this Letter Agreement as if stated herein.

3.	Paragraph 11.7 (Notices) of the PSA is hereby amended insofar and only insofar as follows:

If to Marathon
Attn:	Mr. Dennis Arnst
Address:	5555 San Felipe
Houston, Texas 77056
Phone:	713-296-3020
E-mail:	dwarnst@marathonoil.com

If the above correctly reflects our understanding, please sign this letter in the space below, and return it to the undersigned at the letterhead address. This offer shall be valid until 5:00 p.m. Central Daylight Time, on June 8, 2007, and shall automatically expire at that time unless previously agreed to.

Very truly yours,

/s/ Dennis Arnst
Asset Manager, Rocky Mountain Gas

AGREED TO AND ACCEPTED
THIS 5th DAY OF June 2007

Petroleum Development Corporation

By /s/ Dewey W. Gerdom

EXHIBIT “A”

Attached to and made a part of that Letter Agreement dated May 31, 2007, by and between
Petroleum Development Corporation and Marathon Oil Company

PARTIAL ASSIGNMENT OF OIL AND GAS LEASES

STATE OF COLORADO
KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF GARFIELD

THAT, Marathon Oil Company, an Ohio corporation, whose address is 5555 San Felipe Street, Houston, Texas 77056 (hereinafter called “Assignor”), for and in consideration of the sum of Ten Dollars ($10.00) cash and other good and valuable consideration paid by Petroleum Development Corporation, a Nevada corporation, whose address is 1775 Sherman St., Suite 3000, Denver, Colorado 80203 (hereinafter called “Assignee”), the receipt and sufficiency of which are hereby acknowledged, does, subject to the terms and provisions herein contained, hereby transfer, sell, assign and convey unto Assignee, its heirs, successors or assigns, without warranty of title, express or implied, except by, through, and under Assignor, but not otherwise, 100% of Assignor’s right, title and interest in and to the oil, gas and mineral leases described in Exhibit “I” (hereinafter referred to as “said leases”), attached hereto and by reference made a part hereof, INSOFAR AND ONLY INSOFAR as said leases cover the lands described on Exhibit “I”.

The interest in said leases assigned Assignee hereunder shall be subject to such interest's proportionate part of the royalty interest as provided for in said leases and to the terms, conditions and provision set forth therein. Such interest shall also be subject to such interest’s proportionate part of all overriding royalties, production payments and any other payments and agreements of record.

This Partial Assignment is further made expressly subject to the following:

1)
That certain Letter Agreement dated __________________between Assignor and Assignee. In the event that the terms of said Letter Agreement conflict with the terms of this Partial Assignment, the terms of the Letter Agreement shall control.

2)           Assignor reserves and retains unto itself, its successors and assigns, an overriding royalty interest of 3.75% in all gas, casinghead gas, condensate and other liquid or gaseous hydrocarbons produced and saved from or attributable to said leases during the terms thereof, provided, however, that the overriding royalty interest herein reserved shall be proportionately reduced if any of said leases does not cover a full mineral interest and/or this Partial Assignment does not convey full leasehold rights in any of said leases. The overriding royalty interest reserved hereby shall be free and clear of all costs of exploring, drilling, producing, separating, treating, gathering, transporting, marketing, and taxes, but shall bear its proportionate part of all production, severance or other similar taxes.

3)           Assignor reserves and retains unto itself, its successors and assigns, all right, title, and interest in and to said leases insofar as said leases cover lands not described on Exhibit “I”.

The terms, covenants, and conditions hereof shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns; and such terms, covenants and conditions shall be covenants running with the land above described and the assigned premises and with each transfer or assignment of said lease(s).

Executed this ____________of ___________________,2007.

MARATHON OIL COMPANY

By:_________________

Name:______________________

Title:________________________

STATE OF TEXAS	)
	)	SS
COUNTY OF HARRIS	)

BEFORE ME, the undersigned, a Notary Public, within and for said County and State, on this _____day of ______ 2007, personally appeared __________________________________ for MARATHON OIL COMPANY, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its Attorney-in-Fact,______________________________ and acknowledged to me that he executed the same as his free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

GIVEN UNDER MY HAND AND SEAL OF OFFICE the day and year first above written.

Notary Public
My Commission Expires:

EXHIBIT “B”

Attached to and made a part of that Letter Agreement dated May 31, 2007, by and between
Petroleum Development Corporation and Marathon Oil Company

Well #	Pad Location	Approximate BH Location	Comments
1	6S-97W-l1 (NE-NE-SW)	2440’ FSL & 2240’ FWL (of Sec. 11)	Straight hole
2	65-97W-l1 (NE-NE-SW)	2440’ FNL & 2240’ FEL (of Sec. 11)	Directional hole from common pad
3	6S-96W-6 (NW-NW-SW)	2440’ FSL & 400’ FWL (of Sec. 6)	Straight hole
4	6S-96W-6 (NW-NW-SW)	2840’ FSL & 400’ FEL (of Sec. 1-65-97W)	Directional hole from common pad
5	6S-97W-22 (NE-NE-NE)	200’ FNL & 400’ FEL (of Sec. 22)	Straight hole
6	6S-97W-22 (NE-NE-NE)	520’ FSL & 400’ FWL (of Sec. 14)	Directional Hole from common pad

EXHIBIT “C”

Attached to and made a part of that Letter Agreement dated May 31, 2007, by and between
Petroleum Development Corporation and Marathon Oil Company

Specifications for Each of the Six (6) Early Wells

Production Casing: 4 1/2”, II .6#. N80, LT&C

Pressure Test of Production Casing: 6224 psig (80% of rated burst —7780)

Cement Top: 500’ above top of Mesa Verde

Cement Comprehensive Strength:

- 12 Hr: l900psi
- 24 Hr: 1975 psi
- 72 Hr: 2070 psi